Exhibit 99.2
RISK FACTORS
      Investing in our securities involves risk. In deciding whether to invest in our common stock, you should carefully consider the following discussion of risks together with the other information included in this prospectus supplement and prospectus. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements contained or incorporated by reference in this prospectus. Such factors that could cause or contribute to such differences include those factors discussed below. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If any of the following risks actually occur, our business, prospects, financial condition and operating results and the value of common stock purchased by you would likely suffer, possibly materially.
Risks Related to Our Business
We have a limited operating history and have incurred a cumulative loss since inception. If we do not generate significant revenues, we will not be profitable.
      We have incurred significant losses since our inception in May 1998. We have not generated any revenue from the sale of products to date. We expect our annual operating losses to increase over the next several years as we expand our drug discovery, development and commercialization efforts. To become profitable, we must successfully develop and obtain regulatory approval for our product candidates and effectively manufacture, market and sell any product products we develop. Accordingly, we may never generate significant revenues and, even if we do generate significant revenues, we may never achieve profitability. Our failure to become and remain profitable could depress the market price of our common stock and could impair our ability to raise capital, expand our business or continue our operations.
We will need additional capital to fund our operations, including product candidate development, manufacturing and commercialization. If we do not have or cannot raise additional capital when needed, we will be unable to develop and commercialize our product candidates successfully.
      We estimate that our December 31, 2005 cash, cash equivalents and marketable securities balance, excluding the net proceeds from this offering, will be approximately $84 million to $92 million. Including the estimated net proceeds from this offering, our December 31, 2005 estimated cash, cash equivalents and marketable securities balance is anticipated to be approximately $229 million to $237 million. We believe that such balance, after giving effect to the anticipated net proceeds from this offering and the development expense funding by Novartis for our licensed product candidates, will be sufficient to satisfy our anticipated cash needs for at least the next 24 months. However, we may need or choose to seek additional funding within this period of time. Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses that we will incur in connection with preclinical studies and clinical trials, regulatory review, manufacturing and sales and marketing efforts.
      Our need for additional funding will depend in large part on whether:

•	with respect to our lead HBV product candidates, Novartis continues to reimburse us for development expenses and we achieve milestones relating to the development and regulatory approval of these product candidates and receive related milestone payments from Novartis; and

•	with respect to our HCV and other product candidates, Novartis exercises its option to license these product candidates and we receive related license fees, milestone payments and development expense reimbursement payments from Novartis.
      In addition, although Novartis has agreed to pay for certain development expenses incurred under development plans it approves for our lead HBV product candidates and any other product candidates Novartis licenses from us, Novartis has the right to terminate its license and the related funding obligations with respect to any product candidate by providing us with six months’ written notice.

      Our future capital needs will also depend more generally on many other factors, including:

•	the costs of launching telbivudine and any of our other product candidates if such product candidates are approved for commercial sale by regulatory authorities;

•	the scope and results of our preclinical studies and clinical trials;

•	the progress of our current drug development programs for HBV, HCV and HIV;

•	the cost of obtaining, maintaining and defending patents on our product candidates and processes;

•	the cost of establishing arrangements for manufacturing;

•	the cost, timing and outcome of regulatory reviews;

•	the cost of establishing sales and marketing functions;

•	the commercial potential of our product candidates;

•	the rate of technological advances in our markets;

•	the cost of acquiring or undertaking development and commercialization efforts for any additional product candidates;

•	the magnitude of our general and administrative expenses; and

•	any costs we may incur under current and future licensing arrangements relating to our product candidates.
      We estimate that we will incur significant costs to complete and file our NDA for telbivudine and to complete the clinical trials and other studies required to enable us to file NDAs with the FDA for valtorcitabine and valopicitabine, or NM283, our HCV product candidate, assuming we continue our development of each of these product candidates. The time and cost to complete clinical development of these product candidates may vary as a result of a number of factors.
      We may seek additional capital through a combination of public and private equity offerings, debt financings and collaborative, strategic alliance and licensing arrangements. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us.
      If we raise additional capital through the sale of our common stock, existing stockholders will be diluted and the terms of the financing may adversely affect the holdings or rights of our stockholders. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, reduce or eliminate one or more of our drug development programs or to enter into new collaborative, strategic alliance or licensing arrangements that may not be favorable to us. These arrangements could result in the transfer to third parties of rights that we consider valuable.
We will not be able to commercialize our drug products successfully if we are unable to hire and train qualified sales personnel to develop a direct sales force.
      Our product candidates are under development and we are starting to recruit sales personnel to establish a direct sales force for the markets in which we will co-promote or co-market drugs we successfully develop and for which we receive regulatory approval. Due to the promotion, marketing and sale of competitive and potentially competitive products within specialized markets by companies that have significantly greater resources and existing commercialization infrastructures, we believe that it may be difficult to recruit qualified personnel with experience in sales and marketing of viral and other infectious disease therapeutics. As a result, we may not be able to successfully hire and train qualified sales personnel to establish a direct sales force. We expect to incur significant expense in establishing and expanding our sales force and we may incur a substantial amount of these costs before our product candidates have been approved for marketing.

Our market is subject to intense competition. If we are unable to compete effectively, our product candidates may be rendered noncompetitive or obsolete.
      We are engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs that target viral diseases, including the same diseases we are targeting. We face, and expect to continue to face, intense and increasing competition as new products enter the market and advanced technologies become available. For example, we are aware that entecavir, a nucleoside analog, has recently been approved by the FDA for the treatment of hepatitis B infection and has been commercially launched in the United States. In addition, we believe that a significant number of drugs, currently under development, may become available in the future for the treatment of hepatitis B, hepatitis C and HIV infections. If any of these product candidates are successfully developed, they may be marketed before our product candidates. Our competitors’ products may be more effective, or better marketed and sold, than any of our products. Many of our competitors have:

•	significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products;

•	more extensive experience in preclinical studies and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

•	products that have been approved or are in late stage development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.
      Under certain circumstances, Novartis has the right to compete with product candidates and drugs developed or licensed by us. Novartis has the right under certain circumstances to market and sell products that compete with the product candidates and products that we license to it, and any competition by Novartis could have a material adverse effect on our business.
      Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Furthermore, the development of new treatment methods and/or the widespread adoption or increased utilization of vaccines for the diseases we are targeting could render our product candidates noncompetitive, obsolete or uneconomical.
      If we successfully develop and obtain approval for our product candidates, we will face competition based on the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could adversely affect our competitive position and business.
      Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies.
If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be successful.
      Even if our product candidates are successfully developed, our success and growth will depend upon the acceptance of these candidates by physicians, healthcare professionals and third-party payers. Acceptance will be a function of our products being clinically useful and demonstrating superior therapeutic effect with an acceptable side effect profile as compared to existing or future treatments. Lamivudine, adefovir dipivoxil and entecavir are small molecule therapeutics currently approved for the treatment of chronic hepatitis B. The current standard of care for the treatment of chronic hepatitis C is the combination of pegylated interferon and ribavirin. We are aware that a significant number of product candidates are currently under development and may become available in the future for the treatment of hepatitis B, hepatitis C and HIV infections. If our products do not achieve market acceptance, then we will not be able to generate sufficient revenue from product sales to maintain or grow our business. In addition, even if product candidates we successfully develop achieve market acceptance, we may not be able to maintain that market acceptance over time if:

•	new products or technologies are introduced that are more favorably received than our products or render our products obsolete; or

•	complications, such as unacceptable levels of viral resistance or adverse side effects, arise with respect to use of our products.
Our research and development efforts may not result in additional product candidates being discovered, which could limit our ability to generate revenues.
      Our research and development programs, other than our programs for telbivudine, valtorcitabine and valopicitabine, are at preclinical stages. Additional product candidates that we may develop will require significant research, development, preclinical studies and clinical trials, regulatory approval and commitment of resources before commercialization. We cannot predict whether our research will lead to the discovery of product candidates that could generate revenues for us.
As we evolve from a company primarily involved in discovery and development to one also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.
      We have experienced a period of rapid and substantial growth that has placed a strain on our administrative and operational infrastructure, and we anticipate that our continued growth will have a similar impact. As we advance our product candidates through clinical trials and regulatory approval processes and initiate our preparations for the commercial launch of telbivudine, we are expanding our development, regulatory, manufacturing, marketing and sales capabilities and may contract with third parties to provide these capabilities for us. Such expansion of capabilities is requiring us to invest substantial cash and management resources. If the development or commercialization of any of our product candidates is delayed or terminated, we will have incurred significant unrecoverable costs in connection with the expansion of our administrative and operational capabilities at a time earlier than necessary, if necessary at all.
      As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties. Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls that could expose us to an increased risk of incurring financial or accounting irregularities or fraud.
If we are not able to attract and retain key management and scientific personnel and advisors, we may not successfully develop our product candidates or achieve our other business objectives.
      We highly depend upon our senior management and scientific staff. The loss of the service of any of the key members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Our ability to attract and retain qualified personnel, consultants and advisors is critical to our success. We face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, governmental entities and other research institutions. We may be unable to attract and retain these individuals, and our failure to do so would have an adverse effect on our business.
Our business has a substantial risk of product liability claims. If we are unable to obtain appropriate levels of insurance, a product liability claim against us could adversely affect our business.
      Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which such products may be used. Although we do not currently commercialize any products, product liability claims could be made against us based on the use of our product candidates in clinical trials. We currently have clinical trial insurance and will seek to obtain product liability insurance prior to marketing any of our product candidates. Our insurance may not provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain current amounts of insurance coverage, obtain additional insurance or obtain sufficient insurance at a reasonable cost to protect against losses that could have a material adverse effect on us.
If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from those reflected in our projections and accruals.
      Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. There can be no assurance, however, that our estimates, or the assumptions underlying them, will not change. For example, we are recognizing the license fee and other upfront payments under our development agreement with Novartis over a development period that we have set. If the estimated performance period changes, we will adjust the periodic revenue that is being recognized and will record the remaining unrecognized license fee and other up-front payments over the remaining development period during which our performance obligations will be completed. Significant judgments and estimates are involved in determining the estimated development period and different assumptions could yield materially different results. This, in turn, could adversely affect our stock price.
We face costs and risks associated with compliance with Section 404 of the Sarbanes-Oxley Act.
      Currently, we are evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to audit and express an opinion on, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a result, we are incurring additional expenses and a diversion of management’s time. While we anticipate completion of testing and evaluation of our internal controls over financial reporting with respect to the requirements of Section 404 of the Sarbanes-Oxley Act in a timely fashion, there can be no assurance that we will be able to realize this result. Our evaluation may also reveal material weaknesses or other shortcomings in our internal controls that will require us to implement new and potentially costly additional controls. If we determine that there is a material weakness in our internal controls, we will be obligated to make public disclosure of the determination. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to investigation by regulatory authorities or be required to defer necessary reporting. Any such action could adversely affect the market price of our common stock.
Risks Related to Development, Clinical Testing and Regulatory Approval of our Product Candidates
      All of our product candidates are still in development and remain subject to clinical testing and regulatory approval. If we are unable to successfully develop and test our product candidates, we will not be successful.
      To date, we have not marketed, distributed or sold any products. The success of our business depends primarily upon our ability to develop and commercialize our product candidates successfully. Our most advanced product candidates are telbivudine, valtorcitabine and valopicitabine. Currently, we are conducting phase III clinical trials of telbivudine and phase IIb clinical trials of both valopicitabine and the combination of valtorcitabine and telbivudine. Our other product candidates are in various earlier stages of development. Our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved for sale. Safety standards include an assessment of the toxicology and carcinogenicity of the product candidates we are developing. To satisfy these standards, we must engage in expensive and lengthy testing and obtain regulatory approval of our product candidates. As a result of efforts to satisfy these regulatory standards, our product candidates may not:

•	offer therapeutic or other improvements over existing comparable drugs;

•	be proven safe and effective in clinical trials;

•	meet applicable regulatory standards;

•	be capable of being produced in commercial quantities at acceptable costs; or

•	be successfully commercialized.
      Commercial availability of our product candidates is dependent upon successful clinical development and receipt of requisite regulatory approvals.
      Based on the results from the first year of our ongoing phase III pivotal clinical trial for the use of telbivudine for the treatment of HBV infection, we and Novartis are planning to file an NDA with the FDA. The data from our phase III trial of telbivudine appear to be positive; however, new information may arise from our continuing analysis of the data that may be less favorable than currently anticipated. Clinical data often are susceptible to varying interpretations. Many companies that have believed that their products performed satisfactorily in clinical trials in terms of both safety and efficacy have nonetheless failed to obtain FDA approval for those products. We do not anticipate submitting the first applications for such regulatory approval for telbivudine prior to the end of 2005. Furthermore, even after we complete the submission, the FDA may not accept our submission as complete, may request additional information from us, including data from additional clinical trials, and ultimately may not grant marketing approval for telbivudine.
If our clinical trials are not successful, we will not obtain regulatory approval for commercial sale of our product candidates.
      To obtain regulatory approval for the commercial sale of our product candidates, we will be required to demonstrate through preclinical studies and clinical trials that our product candidates are safe and effective. Preclinical studies and clinical trials are lengthy and expensive and the historical rate of failure for product candidates is high. The results from preclinical studies of a product candidate may not predict the results that will be obtained in human clinical trials.
      We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if we or they believe the persons participating in such clinical trials are being exposed to unacceptable health risks or for other reasons. Among other things, adverse side effects of a product candidate on persons in a clinical trial could result in the FDA or foreign regulatory authorities refusing to approve a particular product candidate for any or all indications of use.
      Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial. Delays in patient enrollment can result in increased costs and longer development times.
      We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or regulatory authorities to delay or suspend our clinical trials, or delay the analysis of data from our completed or ongoing clinical trials.
      Any of the following could delay the completion of our ongoing and planned clinical trials:

•	discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling patients and volunteers into clinical trials;

•	lower than anticipated retention rate of patients and volunteers in clinical trials;

•	negative results of clinical trials;

•	insufficient supply or deficient quality of product candidate materials or other materials necessary to conduct our clinical trials; or

•	serious or unexpected drug-related side effects experienced by participants in our clinical trials.
      If the results of our ongoing or planned clinical trials for our product candidates are not available when we expect or if we encounter any delay in the analysis of data from our preclinical studies and clinical trials:

•	we may be unable to complete phase III clinical trials of telbivudine or file an NDA for telbivudine;

•	we may be unable to advance the clinical development of valtorcitabine and/or valopicitabine;

•	we may be unable to commence human clinical trials of our other HCV product candidates, our HIV product candidates or other product candidates, if any;

•	Novartis may choose not to license our product candidates other than telbivudine and valtorcitabine, and we may not be able to enter into other collaborative arrangements for any of our other product candidates; or

•	we may not have the financial resources to continue research and development of our product candidates.
If we are unable to obtain U.S. and/or foreign regulatory approval, we will be unable to commercialize our product candidates.
      Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical studies and clinical trials and an extensive regulatory approval process are required in the U.S. and in many foreign jurisdictions prior to the commercial sale of our product candidates. Before any product candidate can be approved for sale, we must demonstrate that it can be manufactured in accordance with the FDA’s current good manufacturing practices, which is a rigorous set of requirements. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we are developing will obtain the appropriate regulatory approvals necessary to permit commercial distribution.
      We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending upon the complexity of the product candidate. Our analysis of data obtained from preclinical studies and clinical trials is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unanticipated delays or increased costs due to government regulation from future legislation or administrative action, changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.
      Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenues from a particular product candidate. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These restrictions may limit the size of the market for the product.
      We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside the U.S. Many foreign regulatory authorities, including those in major markets such as China, have different approval procedures than those required by the FDA and may impose additional testing requirements for our product candidates.

Even if we obtain regulatory approvals, our product candidates will be subject to ongoing regulatory review. If we fail to comply with applicable U.S. and foreign regulations, we could lose those approvals and our business would be seriously harmed.
      Approvals of our product candidates are subject to continuing regulatory review, including the review of clinical results, which are reported after our product candidates become commercially available. The manufacturer, and the manufacturing facilities we use to make any of our product candidates, will be subject to periodic review and inspection by the FDA. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or at commercial scale. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third-party manufacturer for regulatory compliance.
      If we fail to comply with applicable continuing regulatory requirements, we may be subject to civil penalties, suspension or withdrawal of regulatory approval, product recalls and seizures, injunctions, operating restrictions and criminal prosecutions and penalties. Because of these potential sanctions, we seek to monitor compliance with these regulations.
If we are subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, our business may be harmed.
      The regulations governing drug product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations, which may delay the commercial launch of the product and may negatively impact the revenues we are able to derive from sales by us or Novartis of the product in that country.
      Successful commercialization of our products will also depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. If we succeed in bringing one or more products to the market, these products may not be considered cost effective and reimbursement to the patient may not be available or sufficient to allow us to sell our products on a competitive basis. Because our product candidates are in the development stage, we are unable at this time to determine the cost effectiveness of these product candidates. We may need to conduct expensive pharmacoeconomic studies to demonstrate to third party payors the cost effectiveness of our product candidates. Sales of prescription drugs depend on the availability and level of reimbursement to the consumer from third-party payers, such as government and private insurance plans. These third-party payers frequently require that drug companies provide them with predetermined discounts from list prices, and third-party payers are increasingly challenging the prices charged for medical products. Because our product candidates are in the development stage, we do not know the level of reimbursement, if any, we will receive for products successfully developed. If the reimbursement we receive for any of our products is inadequate in light of our development and other costs, our profitability could be adversely affected.
      We believe that the efforts of governments and third-party payers to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the U.S. and other major healthcare markets have been proposed in recent years. These proposals have resulted in prescription drug benefit legislation being enacted in the U.S. and healthcare reform legislation being enacted by certain states. Further federal and state legislative and regulatory developments are possible and we expect ongoing initiatives in the U.S. to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that we may successfully develop.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
      Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state, foreign and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.
Risks Related to Our Relationship with Novartis
Novartis has substantial control over us and could delay or prevent a change in corporate control.
      Novartis presently owns approximately 57% of our outstanding common stock. For so long as Novartis owns at least a majority of our outstanding common stock, in addition to its contractual approval rights, Novartis has the ability to delay or prevent a change in control of Idenix that may be favored by other stockholders and otherwise exercise substantial control over all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:

•	the election of directors;

•	any amendment of our restated certificate of incorporation or amended and restated by-laws;

•	the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; or

•	the defeat of any non-negotiated takeover attempt that might otherwise benefit our other stockholders.
Novartis has the right to exercise control over corporate actions that may not require stockholder approval as long as it holds at least 19.4% of our voting stock.
      As long as Novartis and its affiliates own at least 19.4% of our voting stock, which we define below, we cannot take certain actions without the consent of Novartis. These actions include:

•	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

•	any change or modification to the structure of our Board of Directors or a similar governing body of any of our subsidiaries;

•	any amendment or modification to any of our organizational documents or those of our subsidiaries;

•	the adoption of a three-year strategic plan;

•	the adoption of an annual operating plan and budget, if there is no approved strategic plan;

•	any decision that would result in a variance of total annual expenditure, capital or expense, in excess of 20% from the approved three-year strategic plan;

•	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or annual operating plan;

•	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

•	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

•	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million;

•	any material change in the nature of our business or that of any of our subsidiaries;

•	any change in control of Idenix or any subsidiary; and

•	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.
      Pursuant to the amended and restated stockholders agreement dated July 27, 2004, among us Novartis and certain of our stockholders, which we refer to as the stockholders agreement, we are obligated to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock.
      Additionally, until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer.
      Furthermore, under the terms of the stock purchase agreement, dated as of March 21, 2003, among us, Novartis and substantially all of our then existing stockholders, which we refer to as the stock purchase agreement, Novartis is required to make future contingent payments of up to $357 million to these stockholders if we achieve predetermined development milestones with respect to an HCV product candidate. As a result, in making determinations as to our annual operating plan and budget for the development of our HCV product candidates, the interests of Novartis may be different than the interests of our other stockholders, and Novartis could exercise its approval rights in a manner that may not be in the best interests of all of our stockholders.
      Under the stockholders’ agreement, voting stock means our outstanding securities entitled to vote in the election of directors, but does not include:

•	securities issued in connection with our acquisition of all of the capital stock or all or substantially all of the assets of another entity; and

•	shares of common stock issued upon exercise of stock options or stock awards pursuant to compensation and equity incentive plans. Notwithstanding the foregoing, voting stock includes up to 1,399,106 shares that were reserved as of May 8, 2003 for issuance under our 1998 Equity Incentive Plan.
      Novartis has the ability to exercise substantial control over our strategic direction, our research and development focus and other material business decisions.

We currently depend on one collaboration partner, Novartis, for substantially all our revenues and for commercialization of our HBV product candidates, and we may depend on Novartis for commercialization of other product candidates. If our development, license and commercialization agreement with Novartis terminates, our business and, in particular, our drug development programs, will be seriously harmed.
      In May 2003, we received a $75 million license fee from Novartis in connection with the license of our HBV product candidates, telbivudine and valtorcitabine, under a development, license and commercialization agreement with Novartis, dated May 8, 2003, which we refer to as the development agreement. Assuming we continue to successfully develop and commercialize these product candidates, we are entitled to receive reimbursements of expenses we incur in connection with the development of these product candidates and additional milestone payments from Novartis. In June 2004, we received a milestone payment from Novartis in the amount of $25 million based upon the results achieved in the phase I clinical trial of valopicitabine, our lead HCV product candidate. Novartis has the option to license valopicitabine and additional product candidates from us. If it does so, we are entitled to receive additional license fees and milestone payments as well as reimbursement of expenses we incur in the development of such product candidates in accordance with development plans mutually agreed with Novartis. We expect that we will derive substantially all of our near term revenues from Novartis. Novartis may terminate the development agreement in any country or with respect to any product or product candidate licensed under the development agreement for any reason on six months’ written notice. If the development agreement is terminated in whole or in part and we are unable to enter similar arrangements with other collaborators, our business would be materially adversely affected.
Novartis has the option to license our product candidates, and if it does not exercise its option with respect to a product candidate, our development, manufacture and/or commercialization of such product candidate may be substantially delayed or limited.
      In addition to its license of telbivudine and valtorcitabine, Novartis has the option under the development agreement to license our other product candidates, including valopicitabine, our lead product candidate for the treatment of hepatitis C infection. Our drug development programs and potential commercialization of our product candidates will require substantial additional funding. If we are not successful in efforts to enter into a collaboration arrangement with respect to a product candidate not licensed by Novartis, we may not have sufficient funds to develop such product candidate internally. As a result, our business would be adversely affected. In addition, the negotiation of a collaborative agreement is time consuming, and could, even if successful, delay the development, manufacture and/or commercialization of a product candidate and the terms of the collaboration agreements may not be favorable to us.
If we breach any of the numerous representations and warranties we made to Novartis under the development agreement or the stock purchase agreement, Novartis has the right to seek indemnification from us for damages it suffers as result of such breach. These amounts could be substantial.
      We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development agreement and the stock purchase agreement. Under the development agreement and stock purchase agreement, we made numerous representations and warranties to Novartis regarding our hepatitis C and hepatitis B product candidates, including representations regarding our ownership of and licensed rights to the inventions and discoveries relating to such product candidates. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. In the event of a breach by us, Novartis has the right to seek indemnification from us and, under certain circumstances, us and our stockholders who sold shares to Novartis, which include many of our directors and officers, for damages suffered by Novartis as a result of such breach. The amounts for which we could become liable to Novartis may be substantial.
      In May 2004, we entered into a settlement agreement with the University of Alabama at Birmingham, or UAB, and the University of Alabama Research Foundation, or UABRF, relating to our ownership of our chief executive officer’s inventorship interest in certain of our patents and patent applications, including patent applications covering our hepatitis C product candidates. Under the terms of the settlement agreement, we agreed to make payments to UABRF, including an initial payment paid in 2004 in the amount of $2 million, as well as regulatory milestone payments and payments relating to net sales of certain products. Novartis may seek to recover from us, and, under certain circumstances, us and those of our officers, directors and other stockholders who sold shares to Novartis, the losses it suffers as a result of any breach of the representations and warranties we made relating to our hepatitis C product candidates and may assert that such losses include the settlement payments.
      Novartis could also suffer losses in connection with any amounts we become obligated to pay relating to or under the terms of any license agreement, including the UAB license agreement, or other arrangements we may be required to enter into with UAB, Emory University and the Centre Nationale de la Recherché Scientifique, or CNRS, each licensors under the UAB license agreement, to commercialize telbivudine. Novartis, may seek to recover from us, and, under certain circumstances, us and those of our officers, directors and other stockholders who sold shares to Novartis, such losses and other losses it suffers as a result of any breach of the representations and warranties we made relating to our hepatitis B product candidates.
      If we are required to rely upon the UAB license agreement to commercialize telbivudine, we will be obligated to make certain payments to UABRF and the other licensors. Such amounts would include payments in the aggregate amount of $1.3 million due upon achievement of regulatory milestones, a 6% royalty on annual sales up to $50 million and a 3% royalty on annual sales greater than $50 million made by us or an affiliate of ours. Additionally, if we sublicense our rights to a non-affiliate sublicensee which is defined as any entity other than one which holds or controls at least 50% of our capital stock, or if Novartis’ ownership interest in us declines below 50% of our outstanding shares of capital stock, we could be obligated to pay to UABRF 30% of all royalties received by us from sales by the sublicensee of telbivudine and 20% of all fees, milestone payments and other cash consideration we receive from the sublicensee with respect to telbivudine.
If we materially breach our obligations or covenants arising under the development agreement or our master manufacturing and supply agreement with Novartis, we may lose our right to develop or commercialize our product candidates.
      We have significant obligations to Novartis under the development agreement and our master manufacturing and supply agreement, dated as of May 8, 2003, between our subsidiary, Idenix (Cayman) Limited, or Idenix Cayman, and Novartis. We refer to the master manufacturing and supply agreement as the supply agreement. The obligations to which we are subject include the responsibility for developing and, in some countries, co-promoting or co-marketing the products licensed to Novartis in accordance with plans and budgets subject to Novartis’ approval. The covenants and agreements we made when entering into the development agreement and supply agreement include covenants relating to payment of our required portion of development expenses under the development agreement, compliance with certain third-party license agreements and the conduct of our clinical studies. If we materially breach one or both of these agreements and are unable within an agreed time period to cure such breach, the agreements may be terminated and we may be required to grant Novartis an exclusive license to develop, manufacture and/or sell such products. Although such a license would be subject to payment of a royalty by Novartis to be negotiated in good faith, we and Novartis have stipulated that no such payments would permit the breaching party to receive more than 90% of the net benefit it was entitled to receive before the agreements were terminated. Accordingly, if we materially breach our obligations under the development agreement or the supply agreement, we may lose our rights to develop or commercialize our drug candidates and receive lower payments from Novartis than we had anticipated.
If we issue capital stock, in certain situations Novartis will be able to purchase shares at par value to maintain its percentage ownership in Idenix and, if that occurs, this could cause dilution. In addition, Novartis has the right, under specified circumstances, to purchase a pro rata portion of other shares that we may issue.
      Under the terms of the stockholders’ agreement, Novartis has the right to purchase at par value of $0.001 per share, such number of shares required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. If Novartis elects to maintain its percentage ownership of our voting stock under the rights described above, Novartis will be buying such shares at a price, which is substantially below market value, which would cause dilution. This right of Novartis will remain in effect until the earlier of:

•	the date that Novartis and its affiliates own less than 19.4% of our voting stock; or

•	the date that Novartis becomes obligated under the stock purchase agreement to make the additional future contingent payments of $357 million to all of our stockholders who sold shares to Novartis in May 2003.
      In addition to the right to purchase shares of our common stock at par value as described above, Novartis has the right, subject to limited exceptions noted below, to purchase a pro rata portion of shares of capital stock that we issue. The price that Novartis pays for these securities would be the price that we offer such securities to third parties, including the price paid by persons who acquire shares of our capital stock pursuant to awards granted under stock compensation plans. Novartis’ right to purchase a pro rata portion does not include:

•	securities issuable in connection with any stock split, reverse stock split, stock dividend or recapitalization that we undertake that affects all holders of our common stock proportionately;

•	shares that Novartis has the right to purchase at par value, as described above;

•	shares of common stock issuable upon exercise of stock options and other awards pursuant to our 1998 Equity Incentive Plan; and

•	securities issuable in connection with our acquisition of all the capital stock or all or substantially all of the assets of another entity.
      Novartis’ right to purchase shares includes a right to purchase securities that are convertible into, or exchangeable for, our common stock, provided that Novartis’ right to purchase stock in connection with options or other convertible securities issued to any of our directors, officers, employees or consultants pursuant to any stock compensation or equity incentive plan will not be triggered until the underlying equity security has been issued to the director, officer, employee or consultant.
If Novartis terminates or fails to perform its obligations under the development agreement, we may not be able to successfully commercialize our drug products licensed to Novartis and the development and commercialization of our other product candidates could be delayed, curtailed or terminated.
      Under the development agreement, we will co-promote or co-market with Novartis in the U.S., the U.K., France, Germany, Italy and Spain, our lead hepatitis B drug products and other products that Novartis licenses from us, which may include our hepatitis C drug products. Novartis will market and sell these drug products throughout the rest of the world. As a result, we will depend upon the success of the efforts of Novartis to market and sell our drug products. However, we have limited control over the resources that Novartis may devote to its commercialization efforts under the development agreement and, if Novartis does not devote sufficient time and resources to such efforts, we may not realize the potential commercial benefits of the agreement, and our results of operations may be adversely affected.
      In addition, Novartis has the right to terminate the development agreement with respect to any product, product candidate or country with six months’ written notice to us. If Novartis were to breach or terminate this agreement with us, the development or commercialization of the affected product candidate or product could be delayed, curtailed or terminated because we may not have sufficient resources or capabilities, financial or otherwise, to continue development and commercialization of the product candidate, and we may not be successful in entering into a collaboration with another third party.

Novartis has the right under certain circumstances to market and sell products that compete with the product candidates and products that we license to it, and any competition by Novartis could have a material adverse effect on our business.
      Novartis has agreed that, except as set forth in the development agreement, it will not market, sell or promote certain competitive products except that:

•	this agreement not to compete extends only until May 2008;

•	as to any country, the agreement not to compete would terminate if Novartis terminates the development agreement with respect to that country; and

•	if Novartis wishes to market, sell, promote or license a competitive product, it is required to inform us of the competitive product opportunity and, at our election, enter into good faith negotiations with us concerning such opportunity. If we either do not elect to enter into negotiations with respect to such opportunity or are unable to reach agreement within a specified period, Novartis would be free to proceed with its plans with respect to such competing product.
      Accordingly, Novartis may under certain circumstances market, sell, promote or license, competitive products. Novartis has significantly greater financial, technical and human resources than we have and is better equipped to discover, develop, manufacture and commercialize products. In addition, Novartis has more extensive experience in preclinical studies and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. Moreover, any direct or indirect competition with Novartis with respect to products that we have licensed to them could result in confusion in the market. In the event that Novartis competes with us, our business could be materially and adversely affected.
Risks Related to Our Dependence on Third Parties
Because we have limited sales, marketing and distribution experience and capabilities, we may seek to enter into additional arrangements with third parties. We may not be successful in establishing these relationships or, if established, the relationship may not be successful.
      We have limited sales, marketing and distribution capabilities. Although we intend to build an internal sales force and expand our marketing capabilities, we may seek to further augment our sales, marketing and distribution capabilities through arrangements with third parties. We may not be successful in entering into any such arrangements and, if entered into, the terms of any such arrangements may not be favorable. We cannot be assured that any third party would devote the necessary time or attention to sell, market or distribute our products. If these arrangements are unsuccessful, we may be unable to successfully commercialize our products.
If we seek to enter into collaboration agreements for any other product candidates but are not successful, we may not be able to continue development of those product candidates.
      Our drug development programs and potential commercialization of our product candidates will require substantial additional cash to fund expenses to be incurred in connection with these activities. We have entered into an agreement with Novartis for the development and commercialization of telbivudine and valtorcitabine, our lead HBV product candidates, and we have granted options to Novartis with respect to development and commercialization of our other product candidates. We may seek to enter into additional collaboration agreements with pharmaceutical companies to fund all or part of the costs of drug development and commercialization of product candidates that Novartis does not license. We may not be able to enter into collaboration agreements and the terms of the collaboration agreements, if any, may not be favorable to us. If we are not successful in our efforts to enter into a collaboration arrangement with respect to a product candidate, we may not have sufficient funds to develop this or any other product candidate internally.
      If we do not have sufficient funds to develop our product candidates, we will not be able to bring these product candidates to market and generate revenue. As a result, our business will be adversely affected. In addition, the inability to enter into collaboration agreements could delay or preclude the development, manufacture and/or commercialization of a product candidate and could have a material adverse effect on our financial condition and results of operations because:

•	we may be required to expend our own funds to advance the product candidate to commercialization;

•	revenue from product sales could be delayed; or

•	we may elect not to develop or commercialize the product candidate.
If any collaborative partner terminates or fails to perform its obligations under agreements with us, the development and commercialization of our product candidates could be delayed or terminated.
      We have entered into the development agreement with Novartis and we may enter into additional collaborative arrangements in the future. If collaborative partners do not devote sufficient time and resources to any collaboration arrangement with us, we may not realize the potential commercial benefits of the arrangement, and our results of operations may be adversely affected. In addition, if Novartis or future collaboration partners were to breach or terminate their arrangements with us, the development and commercialization of the affected product candidate could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue development and commercialization of the product candidate.
Our collaborations with outside scientists may be subject to restriction and change.
      We work with chemists and biologists at academic and other institutions who assist us in our research and development efforts. Telbivudine, valtorcitabine and valopicitabine, were discovered with the research and development assistance of these third-party chemists and biologists. Many of the scientists who have contributed to the discovery and development of our product candidates are not our employees and may have other commitments that would limit their future availability to us. Although our scientific advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services.
We depend on third-party manufacturers to manufacture products for us. If in the future we manufacture any of our products, we will be required to incur significant costs and devote significant efforts to establish these capabilities.
      We have limited manufacturing experience and have the capability to manufacture only small quantities of compounds required in preclinical studies for our product candidates. We do not have, and do not intend to develop, the ability to manufacture material for our clinical trials or at commercial scale. To develop our product candidates, apply for regulatory approvals and commercialize any products, we need to contract for or otherwise arrange for the necessary manufacturing facilities and capabilities. Under the supply agreement, Novartis has agreed to manufacture or have manufactured for us the active pharmaceutical ingredients, or API, of product candidates that we license to Novartis for our clinical supply requirements. In addition, Novartis may manufacture or have manufactured for us the API for commercial supplies of these products, subject to the terms of the supply agreement. Under this agreement, if Novartis manufactures the API for a product, we would generally rely on Novartis for regulatory compliance and quality assurance for that product. Currently, we are negotiating with Novartis an agreement with respect to the anticipated manufacture by Novartis of the commercial supply of telbivudine. If we are unable to successfully conclude an agreement with Novartis for the manufacture of the telbivudine commercial supply or Novartis were to breach or terminate its manufacturing arrangements with us, the development or commercialization of telbivudine could be delayed, which would have an adverse affect on our business. In addition, any change in our manufacturers could be costly because the commercial terms of any such arrangement could be less favorable than the commercial terms we negotiate with Novartis.
      We have relied upon third parties to produce material for preclinical studies and may continue to do so in the future. Although we believe that we will not have any material supply issues, we cannot be certain that we will be able to obtain long term supply arrangements of those materials on acceptable terms, if at all. We also expect to rely upon other third parties to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.
      Reliance on Novartis and third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on Novartis or the third party for regulatory compliance and quality assurance, the possibility of breach by Novartis or the third party of agreements related to supply because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by Novartis or the third party, based on its own business priorities, at a time that is costly or damaging to us.
      In addition, the FDA and other regulatory authorities require that our products be manufactured according to current good manufacturing practice regulations. Any failure by us, Novartis or our third-party manufacturers to comply with current good manufacturing practices and/or our failure to scale up our manufacturing processes could lead to a delay in, or failure to obtain, regulatory approval. In addition, such failure could be the basis for action by the FDA to withdraw approvals for product candidates previously granted to us and for other regulatory action.
      We may in the future elect to manufacture certain of our products in our own manufacturing facilities. If we do so, we will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.
Risks Related to Patents and Licenses
If we are unable to adequately protect our patents and licenses related to our product candidates, or if we infringe the rights of others, we may not be able to successfully commercialize our product candidates.
      Our success will depend in part on our ability to obtain patent protection both in the U.S. and in other countries for our product candidates. The patents and patent applications in our patent portfolio are either owned by us, exclusively licensed to us, or co-owned by us and others and exclusively licensed to us. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends substantially on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against our competitors or their competitive products or processes. In addition, we cannot guarantee that any patents will be issued from any pending or future patent applications owned by or licensed to us. Even if patents have been issued or will be issued, we cannot guarantee that the claims of these patents are, or will be, valid or enforceable, or provide us with any significant protection against competitive products or otherwise be commercially valuable to us.
      We may not have identified all patents, published applications or published literature that affect our business either by blocking our ability to commercialize our drugs, by preventing the patentability of our drugs to us or our licensors or co-owners, or by covering the same or similar technologies that may invalidate our patents, limit the scope of our future patent claims or adversely affect our ability to market our product candidates. For example, patent applications in the U.S. are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, which we refer to as the U.S. Patent Office, for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside the U.S. are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we or our licensors or co-owners were the first to invent, or the first to file, patent applications on our product candidates or for their use as antiviral drugs. In the event that a third party has also filed a U.S. patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent Office to determine priority of invention in the U.S. The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our U.S. patent position. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the U.S. and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed. Since our hepatitis B product candidate, telbivudine, was a known compound before the filing of our patent applications covering the use of this product candidate to treat hepatitis B infection, we cannot obtain patent protection on telbivudine itself. As a result, we are limited to relying upon patents granted on the method of using telbivudine in medical therapy for the treatment of hepatitis B infection.
      Our other hepatitis B product candidate, valtorcitabine, is a prodrug of the L-nucleoside ß-L-2’- deoxycytidine, or LdC, because it is converted into biologically active LdC in the body. We believe that valtorcitabine is a new compound. The U.S. Patent Office has recently issued to us a patent on valtorcitabine itself, as well as claims on pharmaceutical compositions that include valtorcitabine. Claims to the method to treat hepatitis B infection using valtorcitabine are pending. We will not, however, be able to obtain patent protection on the biologically active form of LdC itself, because it was a known compound at the time the patent applications covering LdC were filed. Instead, our patent protection will be limited to patents covering the method of using LdC in medical therapy for the treatment of hepatitis B infection. We are aware of an issued U.S. patent with claims directed to a broad genus of compounds which may be construed to include valtorcitabine. We believe those claims to be invalid as a result of prior art in existence at the time those claims were filed. We would assert an invalidity defense against any such claims were they to be asserted against us. However, there is no assurance that these claims would be found to be invalid; in which case, we would need to obtain a license to these patent rights which may not be available on reasonable terms.
      Pursuant to the UAB license agreement, we were granted an exclusive license to the rights held by UABRF, Emory University and CNRS, which we collectively refer to as “the 1998 licensors,” to a 1995 U.S. patent application and counterpart patent applications in Europe, Canada, Japan and Australia that cover the use of certain synthetic nucleosides for the treatment of hepatitis B infection. In January 2004, February 2005 and June 2005, UABRF notified us that it intended to file a U.S. continuation patent application claiming priority to the 1995 patent application, which itself is a continuation-in-part of a 1993 patent application, that would purportedly enable the 1998 licensors to prosecute and obtain generic patent claims that would generally encompass the method of using telbivudine to treat patients infected with hepatitis B. In July 2005, UABRF filed such a continuation patent application.
      In connection with the 1998 licensors pursuit of such generic patent claims, we believe that UABRF may assert that the UAB license agreement covers our telbivudine technology and that we are obligated to make payments to the 1998 licensors in the amounts and manner specified in the UAB license agreement. Such amounts include payments in the aggregate amount of $1.3 million due upon achievement of regulatory milestones, a 6% royalty on annual sales up to $50 million and a 3% royalty on annual sales greater than $50 million made by us or an affiliate of ours. Additionally, if we sublicense our rights to any entity other than one which holds or controls at least 50% of our capital stock, or if Novartis’ ownership interest in us declines below 50% of our outstanding shares of capital stock, we could be obligated to pay to the 1998 licensors 30% of all royalties received by us from sales by the sublicensee of telbivudine and 20% of all fees, milestone payments and other cash consideration we receive from the sublicensee with respect to telbivudine.
      As a result of presentation by the 1998 licensors of new claims in the U.S. continuation patent application filed in July 2005, and possibly under counterpart foreign patent applications, UABRF may assert a claim to 20% of the $75 million license fee we received in May 2003 in connection with the license of our hepatitis B drug candidates to Novartis. If UABRF asserts such a claim, we intend to dispute that such amount is owed. Under the terms of the UAB license agreement, the dispute would be resolved by a panel of arbitrators if we are unable to reach agreement with UABRF after a period of negotiation and mediation.

      If we fail to perform our material obligations under the UAB license agreement, the agreement may be terminated or UABRF could, on its own behalf and on behalf of the other licensors, render the license to us non-exclusive. In the event UABRF is successful in terminating the license agreement as a result of a breach by us after a period of arbitration, and the 1998 licensors obtain a valid enforceable claim that generically covers the use of telbivudine to treat hepatitis B infection, it would be necessary for us to obtain another license from the 1998 licensors. Such license may not be available to us on reasonable terms, on an exclusive basis, or at all. This could materially adversely affect or preclude our ability to commercialize telbivudine.
      If the 1998 licensors were instead to render the UAB license agreement to us non-exclusive, we would not be prohibited from using telbivudine to treat hepatitis B infection, but a non-exclusive license could be granted to one or more of our competitors by one or more of the 1998 licensors.
      If it is determined that the UAB license agreement between us and UABRF does cover our use of telbivudine to treat hepatitis B infection, or we must otherwise rely upon a license agreement granted by the 1998 licensors to commercialize telbivudine, we may be in breach of certain of the representations and warranties we made to Novartis under the development agreement and the stock purchase agreement. Pursuant to the terms of the development agreement and the stock purchase agreement, if there is a breach Novartis has the right to seek indemnification from us, and, under certain circumstances, us and our stockholders who sold shares to Novartis, for the losses Novartis incurs as a result of the breach. The amounts for which we could be liable to Novartis may be substantial.
      Our initial hepatitis C clinical product candidate, valopicitabine, or NM283, is a prodrug of the active molecule NM 107, because it is converted into biologically active NM 107 in the body. We believe that NM283 may be a new compound, and therefore we are attempting to obtain patent protection on NM283 itself, as well as on a method to treat hepatitis C infection with NM283. NM 107 was a known compound at the time that the patent applications covering the use of this active form of NM283 to treat hepatitis C infection were filed. Thus, although we presently have two issued U.S. patents claiming methods of treatment using NM 107, one directed to treating hepatitis C infection specifically and the other directed to treating flavivirus and pestivirus infection, we cannot obtain patent protection on the compound NM 107 itself.
      Despite the fact that NM 107 is a known compound, we are aware that a number of companies have recently filed patent applications attempting to cover NM 107 specifically as a compound, as well as NM283, as members of broad classes of compounds. Companies have also filed patent applications covering the use of NM 107, specifically, and NM283, generically, to treat hepatitis C infection, or infection by any member of the Flaviviridae virus family, to which hepatitis C belongs. These companies include Merck & Co., Inc. together with Isis Pharmaceuticals, Inc., Ribapharm, Inc., a wholly owned subsidiary of Valeant Pharmaceuticals International, Genelabs Technologies, Inc. and Biota, Inc., a subsidiary of Biota Holdings Ltd., or Biota. We believe that we were the first to file patent applications covering the use of these product candidates to treat hepatitis C infection. Because patents in countries outside the U.S. are awarded to the first to file a patent application covering an invention, we believe that we are entitled to patent protection in at least these countries. Notwithstanding this, a foreign country may grant patent rights covering our product candidates to one or more other companies, either because it is not aware of our patent filings or because the country does not interpret our patent filing as a bar to issuance of the other company’s patent in that country. If that occurs, we may need to challenge the third-party patent to establish our proprietary rights, and if we do not or are not successful, we will need to obtain a license that may not be available at all or on commercially reasonable terms. In the U.S., a patent is awarded to the patent applicant who was the first to invent the subject matter. The U.S. Patent Office could initiate an interference between us and Merck/ Isis, Ribapharm, Genelabs, Biota or another company to determine the priority of invention of the use of these compounds to treat hepatitis C infection. If such an interference is initiated and it is determined that we were not the first to invent the use of these compounds in methods for treating hepatitis C or other viral infection under U.S. law, we would need to obtain a license that may not be available at all or on commercially reasonable terms.
      A number of companies have filed patent applications and have obtained patents covering general methods for the treatment of hepatitis B, hepatitis C and HIV infections. These patents could materially affect our ability to develop and sell our HBV and HCV product candidates, as well as other product candidates we may develop in the future. For example, we are aware that Chiron Corporation and Apath, LLC have obtained broad patents covering hepatitis C proteins, nucleic acids, diagnostics and drug screens. If we need to use these patented materials or methods to develop valopicitipine or other hepatitis C product candidates we may develop and the materials or methods fall outside certain safe harbors in the laws governing patent infringement, as recently articulated by the United States Supreme Court, we will need to buy these products from a licensee of the company authorized to sell such products or we will require a license from one or more companies, which may not be available to us on reasonable terms or at all. This could materially affect or preclude our ability to develop and sell our hepatitis C drug product.
      If we find that any product candidates we are developing should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, infringement or inducement of infringement of the third-party patents covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to provide the required or desired package labeling, which may not be available on commercially reasonable terms or at all.
      Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are unsuccessful in litigation concerning patents or patent applications owned or co-owned by us or licensed to us, we may not be able to protect our products from competition or we may be precluded from selling our products. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate. Such litigation could take place in the United States in a federal court or in the U.S. Patent Office. The litigation could also take place in a foreign country, in either the court or the patent office of that country.
      Our success will depend in part on our ability to uphold and enforce patents or patent applications owned or co-owned by us or licensed to us, which cover our product candidates. Proceedings involving our patents or patent applications could result in adverse decisions regarding:

•	ownership of patents and patent applications;

•	the patentability of our inventions relating to our product candidates; and/or

•	the enforceability, validity or scope of protection offered by our patents relating to our product candidates.
      Even if we are successful in these proceedings, we may incur substantial cost and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us.
      In May 2004, we and our chief executive officer, Dr. Sommadossi, entered into a settlement agreement with UAB and UABRF resolving a dispute regarding ownership of inventions and discoveries made by Dr. Sommadossi during the period from November 1999 to November 2002, at which time Dr. Sommadossi was on sabbatical and then unpaid leave from his position at UAB. The patent applications we filed with respect to such inventions and discoveries include the patent applications covering our hepatitis C product candidate. Under the terms of the settlement agreement, we agreed to make a $2 million initial payment to UABRF, as well as other potential contingent payments based upon the commercial launch of products discovered or invented by Dr. Sommadossi during his sabbatical and unpaid leave. In addition, UAB and UABRF have each agreed that neither of them has any right, title or ownership interest in these inventions and discoveries. Under the development agreement and stock purchase agreement, we made numerous representations and warranties to Novartis regarding our hepatitis C product candidate and program, including representations regarding our ownership of the inventions and discoveries. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. In the event of a breach by us, Novartis has the right to seek indemnification from us and, under certain circumstances, us and our stockholders who sold shares to Novartis, which include many of our directors and officers, for damages suffered by Novartis as a result of such breach. The amounts for which we could be liable to Novartis may be substantial.

      Our success will also depend in part on our ability to avoid infringement of the patent rights of others. If it is determined that we do infringe a patent right of another, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we are not successful in infringement litigation and we do not license or develop non-infringing technology, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our product candidates to market; and/or

•	be precluded from participating in the manufacture, use, importation, offer for sale or sale of our product candidates or methods of treatment requiring licenses.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
      To protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
If any of our agreements that grant us the exclusive right to make, use and sell our product candidates are terminated, we may be unable to develop or commercialize our product candidates.
      We, together with Novartis, have entered into an amended and restated agreement with CNRS and L’Universite Montpellier II, which we refer to as University of Montpellier, co-owners of the patent applications covering our hepatitis B product candidates. This agreement covers both the cooperative research program and the terms of our exclusive right to exploit the results of the cooperative research, including our hepatitis B product candidates. We, together with Novartis, have also entered into two agreements with the Universita degli Studi di Cagliari, which we refer to as the University of Cagliari, the co-owner of the patent applications covering our hepatitis C product candidates and certain of our HCV and NNRTI HIV pre-clinical product candidates. One agreement with the University of Cagliari covers our cooperative research program and the other agreement is an exclusive license to develop and sell the jointly created HCV and HIV product candidates. Under the amended and restated agreement with CNRS and the University of Montpellier and the license agreement, as amended, with the University of Cagliari, we obtained from our co-owners the exclusive right to exploit these product candidates. Subject to certain rights afforded to Novartis, these agreements can be terminated by either party in circumstances such as the occurrence of an uncured breach by the non-terminating party. The termination of our rights under the agreement with CNRS and the University of Montpellier or the license agreement, as amended, with the University of Cagliari would have a material adverse effect on our business and could prevent us from developing a product candidate or selling a product. In addition, these agreements provide that we pay the costs of patent prosecution, maintenance and enforcement. These costs could be substantial. Our inability or failure to pay these costs could result in the termination of the agreements or certain rights under them.
      Under our amended and restated agreement with CNRS and the University of Montpellier and our license agreement, as amended, with the University of Cagliari, we and Novartis have the right to exploit and license our co-owned product candidates without the permission of the co-owners. However, our agreements with CNRS and the University of Montpellier and with the University of Cagliari are currently governed by, and will be interpreted and enforced under, French and Italian law, respectively, which are different in substantial respects from U.S. law, and which may be unfavorable to us in material respects. Under French law, co-owners of intellectual property cannot exploit, assign or license their individual rights without the permission of the co-owners. Similarly, under Italian law, co-owners of intellectual property can not exploit or license their individual rights without the permission of the co-owners. Accordingly, if our agreements with the University of Cagliari terminate, we may not be able to exploit, license or otherwise convey to Novartis or other third parties our rights in our drug candidates for a desired commercial purpose without the consent of the co-owner, which could materially affect our business and prevent us from developing our product candidates and selling our products.
      Under U.S. law, a co-owner has the right to prevent the other co-owner from suing infringers by refusing to join voluntarily in a suit to enforce a patent. Our amended and restated agreement with CNRS and the University of Montpellier and our license agreement, as amended, with the University of Cagliari provide that such parties will cooperate to enforce our jointly owned patents on our product candidates. If these agreements terminate or their cooperation is not given or is withdrawn, or they refuse to join in litigation that requires their participation, we may not be able to enforce these patent rights or protect our markets.
If our cooperative research agreement with the University of Cagliari is terminated, we may be unable to develop research results arising out of that work prior to the termination.
      Our cooperative research agreement with the University of Cagliari, as amended, grants us the exclusive right to directly or indirectly use or license to Novartis or other third parties the results of research obtained from the cooperative effort, in exchange for a fixed royalty. If the cooperative research agreement is terminated, our exclusive right to use the research results will also terminate, unless those rights are also granted under a separate license agreement, as has been done with respect to the patent applications covering our HCV lead product candidate and HCV pre-clinical product candidates and the classes of compounds we are evaluating for selection of NNRTI HIV product candidate. Our cooperative agreement with the University of Cagliari currently expires in January 2007, and can only be renewed by the written consent of both parties. If the agreement is not renewed, there is no guarantee that the University of Cagliari will agree to transfer rights to any of the research results into a separate license agreement on termination of the research program, or that it will agree to do so on reasonable commercial terms. If we are not able to obtain a license to research results in the event of a termination of the cooperative research agreement, we will be unable to develop the research results.
Risks Related to our Common Stock and this Offering
Sales of additional shares of our common stock could cause the price of our common stock to decline.
      Sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, could adversely affect the price of our common stock. In addition, the issuance of common stock upon exercise of outstanding options could be dilutive, and may cause the market price for a share of our common stock to decline. As of October 21, 2005, we had 48,351,577 shares of common stock issued and outstanding, together with outstanding options to purchase approximately 3,725,789 shares of common stock with a weighted average exercise price of $11.59 per share.
      The holders of approximately 34,354,928 shares of common stock, including the shares of common stock being offered for sale by the selling stockholders in this offering and in connection with the exercise, if any, of the underwriter’s over-allotment option, have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Fluctuation of our quarterly results may cause our stock price to decline, resulting in losses to you.
      Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which are not within our control, could subject our operating results and stock price to volatility, including:

•	realization of license fees and achievement of milestones under our development agreement with Novartis and, to the extent applicable, other licensing and collaborative agreements;

•	reductions in revenue associated with Novartis’ right to maintain its percentage ownership of our voting stock when we issue shares at a price below fair market value;

•	the results of ongoing and planned clinical trials of our product candidates;

•	the results of regulatory reviews relating to the approval of our product candidates;

•	the initiation or conclusion of litigation to enforce or defend any of our assets; and

•	general and industry-specific economic conditions that may affect our research and development expenditures.
      Due to the possibility of significant fluctuations, we do not believe that quarterly comparisons of our operating results will necessarily be indicative of our future operating performance. If our quarterly operating results fail to meet the expectations of stock market analysts and investors, the price of our common stock may decline, resulting in losses to you.
An investment in our common stock may decline in value as a result of announcements of business developments by us or our competitors.
      The market price of our common stock is subject to substantial volatility as a result of announcements by us or other companies in our industry. As a result, purchasers of our common stock may not be able to sell their shares of common stock at or above the price at which they purchased such stock. Announcements which may subject the price of our common stock to substantial volatility include announcements regarding:

•	our collaboration with Novartis;

•	the results of discovery, preclinical studies and clinical trials by us or our competitors;

•	the acquisition of technologies, product candidates or products by us or our competitors;

•	the development of new technologies, product candidates or products by us or our competitors;

•	regulatory actions with respect to our product candidates or products or those of our competitors;

•	the initiation or conclusion of litigation to enforce or defend any of our assets; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.
We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract our management and could result in substantial costs or large judgments against us.
      The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of companies in the biotechnology industry have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.
You will experience immediate dilution in the book value per share of the common stock you purchase.
      Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $22.75 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $18.44 per share in the net tangible book value of the common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-37 for a more detailed discussion of the dilution you will incur in this offering.